Form 10-K405, Exhibit 13
period 1996-06-30
SUNLIGHT SYSTEMS LTD
filed 1996-09-26
CIK 827161

LARRY O'DONNELL, CPA, P.C.

Office 745-4545                                                           Office
Residence 755-7182                            2851 South Parker Road, Suite 1040
                                                          Aurora, Colorado 80014
                                                                       Residence
                                                       2383 South Sedalia Circle
                                                          Aurora, Colorado 80013
Board of Directors
Mendell-Denver Corporation
Denver, Colorado

                          Report of Independent Auditor

I have audited the accompanying balance sheet of Mendell Denver Corporation as of June 30, 1995 and the related statements of operations, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a resonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mendell-Denver Corporation as of June 30, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


Larry O'Donnell, CPA, P.C.

August 23, 1995

L. K. DENTON + Co., P.C.

+  Certified Public Accountants

+  Englewood, Colorado

Board of Directors
Mendell-Denver Corporation
Englewood, Colorado

                          INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying balance sheets of Mendell-Denver Corporation, Englewood, Colorado, as of June 30, 1994, and the related statements of operations, retained earnings, and cash flows for each of the years then ended June 30, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards requires that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mendell-Denver Corporation, as of June 30, 1994, and the results of its operations and its cash flows for each of the years ended June 30, 1994 and 1993 in conformity with generally accepted accounting principles.

L. K. Denton & Co., P.C.
Englewood, Colorado
August 23, 1994

                           MENDELL-DENVER CORPORATION
                              Englewood, Colorado
                                 Balance Sheet
                                 as of June 30,

ASSETS                                                   1995          1994
- ------

Current Assets:
- ------- ------

Cash                                                    $2,084        $28,450
Escrow Receivable                                        3,032
Income Tax Refund Received                               1,113
                                                        ------        -------

           Total Current Assets                          6,229         28,450
                                                        ------        -------

           Total Assets                                 $6,229        $28,450
                                                        ======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current Liabilities:
- ------- -----------

Accounts Payable                                        $2,345        $ 4,164
Income Taxes Payable                                                    8,086
                                                        ------        -------
           Total Current Liabilities                     2,345         12,250
                                                        ------        -------

Stockholders' Equity
- ------------- ------

Preferred Stock - $0.10 Par Value
   1,000,000 Shares Authorized,
   None Issued
Common Stock - $0.001 Par Value,
   25,000,000 Shares Authorized;
   5,491,558 Issued and Outstanding                      5,492          5,492
Retained Earnings (Deficit)                             (1,068)        10,708
                                                        ------        -------
           Total Stockholders' Equity                    3,884         16,200
                                                        ------        -------
           Total Liabilities and
             Stockholders' Equity                       $6,229        $28,450
                                                        ======        =======

The accompanying notes are an integral part of these financial statements.

                           MENDELL-DENVER CORPORATION
                              Englewood, Colorado
                            Statement of Operations
                       for the three years Ended June 30,

Revenues:                                 1995          1994          1993

Interest Income                         $     385     $   2,274     $   3,254
Miscellaneous Income                        6,487           485        88,015
                                        ---------     ---------     ---------

     Total Revenues                         6,872         2,759        91,269
                                        ---------     ---------     ---------

Expenses
- --------

General and Administrative Costs           16,332        43,194        21,112
Interest                                    3,969
                                        ---------     ---------     ---------

     Total Expenses                        20,301        43,194        21,112
                                        ---------     ---------     ---------

Income (Loss) from Operations             (13,429)      (40,435)       70,157

Provision for Income Taxes                 (1,113)       (7,115)       15,201
                                        ---------     ---------     ---------

Net Income (Loss)                        $(12,316)     $(33,320)      $54,956
                                        =========     =========     =========

Net Income (Loss) Per Common Shares      $(0.0022)     $(0.0061)      $0.0100
                                        =========     =========     =========

Weighted Average Number of
  Common Shares Outstanding             5,491,558     5,491,558     5,491,558
                                        =========     =========     =========


The accompanying notes are an integral part of these financial statements.

                           MENDELL-DENVER CORPORATION
                              Englewood, Colorado
                        Statements of Retained Earnings
                       for the Three Years Ended June 30,

                                            1995          1994         1993

Beginning, balance                        $10,708       $44,028     $(10,928)

Net income (Loss)
  for the year                            (12,316)      (33,320)      54,956
                                          -------       -------      -------

Ending, balance                           $(1,608)      $10,708      $44,028
                                          =======       =======      =======















The accompanying notes are an integral part of these financial statements.

                           MENDELL-DENVER CORPORATION
                              Englewood, Colorado
                            Statements of Cash Flows
                          for the Years Ended June 30,

Cash Flows From Operating Activities       1995           1994          1993
- ---- ----- ---- --------- ----------

Net Income (Loss)                       $(12,316)      $(33,320)      $54,956

Changes in Operating Assets and
 Liabilities:

     (Increase) decrease in Escrow
        Receivable                        (3,032)
     Income Tax Refunds Receivable         1,113
     Prepaid Expenses                                                     297

     Increase (Decrease) in
        Accounts Payable and
        Accrued Expenses                  (9,905)       (21,716)       14,891
                                         -------        -------       -------

Net Cash Provided (Used)
 By Operatings and Net Increase
 (Decrease) In Cash                      (26,366)       (55,036)       70,144
                                         -------        -------       -------

Cash Beginning of Year                    28,450         83,486        13,342
                                         -------        -------       -------

Cash End of Year                         $ 2,084        $28,450       $83,486
                                         =======        =======       =======




The accompanying notes are an integral part of these financial statements.

                           MENDELL-DENVER CORPORATION
                              Englewood, Colorado
                         Notes to Financial Statements
                            Year Ended June 30, 1995

NOTE 1:   Organization and Business
          ------------ --- --------

          Mendell-Denver Corporation (the "Company") was incorporated on July 22, 1985. The Company was formed for the purpose of acquiring, exploring, and developing oil and gas properties.

NOTE 2:   Summary of Significant Accounting Policies
          ------- -- ----------- ---------- --------

          Oil and Gas Properties:
          --- --- --- -----------

          The Company followed the successful efforts method of accounting for its oil and gas activities. Under this method, costs associated with the acquisition, drilling, and equipping of successful exploratory wells are capitalized and amortized ratably over the life of production from related proved reserves. Geological and geophysical costs, delay rentals, and drilling costs of unsuccessful exploratory wells are charged to expenses as incurred. Costs of drilling, both successful and unsuccessful development wells, are also capitalized and amortized ratably over the life of production from related proved reserves. Undeveloped properties are assessed periodically to determine whether the properties have been impaired, and when impairment occurs, a loss is recognized.

          Property acquisition costs for unproved oil and gas properties are initially capitalized. The acquisition costs for unproved properties are assessed at least annually, and if necessary, an impairment in value recognized. Proceeds from sales of partial interests in unproved leases are accounted for as a recovery of cost without recognizing any gain or loss. Costs of properties abandoned are expensed on date of abandonment.

          Furniture and Equipment:
          --------- --- ----------

          Furniture and equipment was being depreciated using the straight-line method over estimated lives of five years.

                           MENDELL-DENVER CORPORATION
                              Englewood, Colorado
                         Notes to Financial Statements
                            Year Ended June 30, 1995


          Production (Lifting) Costs:
          ---------- --------- ------

          Amounts received from working interest owners under the overhead provisions of joint operating agreements have been off set against production (lifting) costs in the income statement.

          Miscellaneous Income:
          ------------- -------

          Miscellaneous income in the year ended June 30, 1993, consisted of refunds of oil and gas related taxes.

          Statement of Cash Flows:
          --------- -- ---- ------

          The Company considers all highly liquid debt purchased with a maturity of three months or less to be cash equivalents. Interest paid for the year ended June 30, 1995 was $3,969; June 30, 1994 was -0-; June 30,
          1993 was $43. Income taxes paid in the year ended June 30, 1995 was $8,086; June 30, 1994 was $14,116; June 30, 1993 was -0-.

NOTE 3:   Income Taxes
          ------ -----

          The Company has adopted the Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Adoption of SFAS No. 109 is currently required for fiscal years beginning after December 15, 1992. Because there are no timing differences at June 30, 1995, there are no deferred assets or liabilities.

NOTE 4:   Related Party Transactions
          ------- ----- ------------

          During the fiscal year 1995, the Company paid officers for accounting and consulting fees totaling $9,800.